Exhibit 10.3

STOCK CANCELLATION AGREEMENT

This Stock Cancellation Agreement (this “Agreement”) is made and entered into by and among Heavy Earth Resources, Inc., a Florida corporation (the “Company”), and David Y. Choi (the “Stockholder”), effective as of the date this Agreement is accepted by the Company in accordance with Section 3 hereof.

WHEREAS, as of the Closing (as defined below), the Stockholder is the record and beneficial owner of an aggregate of nine million three hundred twenty four thousand forty two (9,324,042) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, the Company has entered into a Share Exchange Agreement dated May 3, 2012 (the “Exchange Agreement”) among the Company, Deep Core Inc., a Cayman Islands exempt company (“Deep Core”) and the Deep Core’s sole shareholder (the “Deep Core Shareholder”) pursuant to which the Company acquired all outstanding shares of company stock of Deep Core from the Deep Core Shareholder in exchange for two hundred fifty thousand (250,000) shares of the Company’s $0.001 par value common stock; and

WHEREAS, in consideration of Deep Core’s and the Deep Core Shareholder’s willingness to enter into the transactions contemplated by the Exchange Agreement and in order to provide an appropriate capital structure of the Company after the Closing, the Stockholder desires to have cancelled and the Company desires to cancel all of the Shares effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. Cancellation of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Shares shall be cancelled and retired by the Company and shall be of no further force or effect. Upon the execution of  this Agreement by the Stockholder, the Stockholder shall deliver to the Company the certificate or certificates representing the Shares, duly executed for cancellation, or accompanied by stock powers duly executed in blank (with a medallion guarantee or such other evidence of signature as the Company’s transfer agent may require).

2. Effectiveness of this Agreement.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Company or at such other place as the parties may mutually agree, concurrent with the closing of the Exchange Agreement.  In the event the Company does not close the Exchange Agreement, this Agreement shall not be executed by the Company and shall not become effective.  In that event, the Company shall deliver to the Stockholder all certificates representing the Shares.

3. Representations of Stockholder.  The Stockholder represents and warrants to the Company, as of the date the Stockholder executes this Agreement and as of the Closing Date, that:

(a) the Stockholder has the legal capacity to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Stockholder and is a valid and legally binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms.

(b) the Stockholder is the sole holder of record of the Shares and is the beneficial owner of the Shares, free and clear of all liens, and there exists no restriction on the transfer of the Shares to the Company.  The Stockholder shall deliver to the Company at Closing good and marketable title to the Shares free and clear of all liens.

(c) No action has been taken by the Stockholder that would give rise to a claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

4. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict-of-laws rules.

5. Undertakings.  The Stockholder and the Company hereby agrees to take whatever additional action and execute whatever additional documents may be reasonably necessary or advisable in order to carry out or effect one or more of the provisions of this Agreement.

6. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7. Entire Agreement.  This Agreement and the agreements and instruments to be delivered by the parties at Closing represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties have executed this Stock Cancellation Agreement as of the dates set forth below.

HEAVY EARTH RESOURCES, INC.

By:	/s/ Grant W. Draper
Grant W. Draper
Its:	Chief Executive Officer

DAVID Y. CHOI

By:	/s/ David Y. Choi
David Y. Choi